UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Queen’s Gambit Growth Capital

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SUPPLEMENT NO. 2, DATED MARCH 25, 2022

(to the Proxy Statement/Prospectus dated March 15, 2022)

SUPPLEMENT TO

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF QUEEN’S GAMBIT GROWTH CAPITAL

PROSPECTUS FOR UP TO 5,742,417 UNITS, 159,716,814 CLASS A ORDINARY SHARES, 17,433,333 WARRANTS AND 17,433,333 CLASS A ORDINARY SHARES UNDERLYING WARRANTS OF PIVOTAL HOLDINGS CORP

This Supplement No. 2, dated March 25, 2022 (this “Supplement”), updates and supplements the proxy statement/prospectus dated March 15, 2022 (as supplemented to date, the “Proxy Statement/Prospectus”) with information relating to (1) a committed equity financing facility to be established pursuant to the Ordinary Shares Purchase Agreement, dated March 22, 2022, by and among Swvl Inc. (“Swvl”), Pivotal Holdings Corp (“Holdings” or the “Company”) and B. Riley Principal Capital, LLC (“B. Riley Principal Capital”) (the “Purchase Agreement”) and the Registration Rights Agreement, dated March 22, 2022, by and among Swvl, the Company and B. Riley Principal Capital (the “Registration Rights Agreement”), (2) the waiver of a certain closing condition set forth in the Business Combination Agreement, dated as of July 28, 2021, by and among Swvl, Queens Gambit Growth Capital (“SPAC”), the Company, Pivotal Merger Sub Company I (“Cayman Merger Sub”) and Pivotal Merger Sub Company II (“BVI Merger Sub”) (as amended and supplemented from time to time, the “Business Combination Agreement”) and (3) the issuance of exchangeable notes to certain Initial PIPE Investors and the corresponding reduction of such Initial PIPE Investors’ subscription commitments. The Company filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form F-4 (Registration No. 333-259800).

This Supplement is being filed by the Company with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 24 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination (as defined in the Proxy Statement/Prospectus) or the issuance of Company securities or determined if the Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated March 25, 2022.

Committed Equity Financing Facility

On March 22, 2022, the Company and Swvl entered into the Purchase Agreement and the Registration Rights Agreement with B. Riley Principal Capital in order to establish a committed equity financing facility following the consummation of the Business Combination. The Purchase Agreement and Registration Rights Agreement will become effective (the “Closing”) upon the satisfaction of the conditions set forth in the Purchase Agreement, which shall not occur earlier than 5:00 p.m., New York City time, on the second trading day immediately following the date on which the Business Combination is consummated (the date on which the Purchase Agreement and the Registration Rights Agreement become effective, the “Closing Date”), and prior to the Closing Date, the Purchase Agreement and the Registration Rights Agreement have no force or effect.

Upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company will have the right to sell to B. Riley Principal Capital up to $525 million, less the dollar amount of funds released to the Company on or after the consummation of the Business Combination (net of redemptions) from the trust fund established by SPAC (such amount less the funds released, the “Total Commitment”), of newly issued shares of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), from time to time during the term of the Purchase Agreement. For illustrative purposes, if aggregate redemptions are equal to $45 million, and therefore $300 million of funds from the trust are released to the Company, the Total Commitment will be equal to $225 million (i.e., $525 million less $300 million). The parties to the Purchase Agreement intend to fix the amount of the Total Commitment at or prior to the Closing by amendment to the Purchase Agreement at that time.

Upon the initial satisfaction of the conditions to B. Riley Principal Capital’s purchase obligation set forth in the Purchase Agreement (the “Commencement”), including that a registration statement (the “Initial Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale by B. Riley Principal Capital of Ordinary Shares issued to it by the Company under the Purchase Agreement, which the Company agreed to file with the SEC following the Closing pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, the Company will have the right, but not the obligation, from time to time at the Company’s sole discretion over the 24-month period from and after the Commencement, to direct B. Riley Principal Capital to purchase a specified amount of Ordinary Shares (such specified amount, the “Purchase Share Amount”), not to exceed 50% of the Purchase Volume Reference Amount (as defined below) applicable to such purchase (each, a “Purchase”), by delivering written notice (each, a “Purchase Notice”) to B. Riley Principal Capital prior to the commencement of trading of the Ordinary Shares on The Nasdaq Global Market (“Nasdaq”) on any trading day (the “Purchase Date”), so long as (i) the closing sale price of the Ordinary Shares on the trading day immediately prior to such trading day is not less than $1.00 per share and (ii) all Ordinary Shares subject to all prior purchases by B. Riley Principal Capital under the Purchase Agreement have theretofore been received by

B. Riley Principal Capital. Sales of Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, will be solely at the option of the Company, and the Company will have no obligation to sell any securities to B. Riley Principal Capital under the Purchase Agreement.

The per share purchase price for the Ordinary Shares that the Company elects to sell to B. Riley Principal Capital in a Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Ordinary Shares (the “VWAP”), less a variable discount of 3% or 5% (determined by the amount of Ordinary Shares the Company elects to sell as described below), during the trading period (the “Purchase Period”) beginning at 9:30:01 a.m., New York City time, on the Purchase Date of such Purchase, or such later time publicly announced by Nasdaq as the official open of the primary (or “regular”) trading session on Nasdaq on such Purchase Date (the “Purchase Commencement Time”) and ending at the earlier of (i) 4:00 p.m., New York City time, on such Purchase Date, or such earlier time publicly announced by Nasdaq as the official close of the primary (or “regular”) trading session on Nasdaq on such Purchase Date, and (ii) immediately at such time following the Purchase Commencement Time for such Purchase that the total number of Ordinary Shares traded on Nasdaq, to be calculated commencing at the applicable Purchase Commencement Time for such Purchase, has exceeded a specified number of Ordinary Shares determined pursuant to the Purchase Agreement with reference to the Purchase Share Amount and the applicable Purchase Volume Reference Amount for such Purchase; provided, however, that the calculation of the total number of Ordinary Shares traded on Nasdaq will exclude from such calculation the opening purchase of Ordinary Shares and the last closing sale of Ordinary Shares.

In addition to the regular Purchases described above (subject to certain additional conditions and limitations as described in the Purchase Agreement), the Company may also direct B. Riley Principal Capital, on the same Purchase Date on which the Company has properly submitted a Purchase Notice for a Purchase, with respect to which the Purchase Period has ended prior to 1:30 p.m., New York City time, on such Purchase Date (provided all Ordinary Shares subject to all prior Purchases and Additional Purchases, as defined below, effected under the Purchase Agreement theretofore required to have been received by B. Riley Principal Capital, to purchase an additional amount of Ordinary Shares (each such additional purchase, an “Additional Purchase”) by delivering written notice to B. Riley Principal Capital by no later than 1:30 p.m., New York City time, on such Purchase Date, not to exceed 50% of the Purchase Volume Reference Amount applicable to such Additional Purchase. The per share purchase price for the Ordinary Shares that the Company elects to sell to B. Riley Principal Capital in an Additional Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase, provided that the VWAP will be measured during the relevant portion of the normal trading hours on the applicable Purchase Date.

The “Purchase Volume Reference Amount” is such number of Ordinary Shares equal to the quotient obtained by dividing (i) the total aggregate number of Ordinary Shares traded during the full primary (or “regular”) trading sessions on the Nasdaq during the ten (10) consecutive trading day period ending on (and including) the trading day immediately preceding the Purchase Date for such Purchase and for each such Additional Purchase occurring on the same Purchase Date as such Purchase (as applicable), by (ii) ten (10). If the Purchase Share Amount for a Purchase is equal to or less than 30% of the Purchase Volume Reference Amount applicable to such Purchase, the discount for such Purchase will be 3%. If the Purchase Share Amount for a Purchase is greater than 30%, but equal to or less than 50%, of the Purchase Volume Reference Amount applicable to such Purchase, the discount for such Purchase or Additional Purchase will be 5%.

There is no upper limit on the price per share that B. Riley Principal Capital could be obligated to pay for the Ordinary Shares the Company may elect to sell to it in any Purchase or any Additional Purchase under the Purchase Agreement. From and after Commencement, the Company will control the timing and amount of any sales of Ordinary Shares to B. Riley Principal Capital. Actual sales of Ordinary Shares to B. Riley Principal Capital under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Company’s Ordinary Shares and determinations by the Company as to the appropriate sources of funding for its business and its operations.

The Company may not issue or sell any Ordinary Shares to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other Ordinary Shares then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in B. Riley Principal Capital beneficially owning more than 4.99% of the outstanding Ordinary Shares.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells its Ordinary Shares to B. Riley Principal Capital. The Company currently expects that any proceeds received by it from such sales to B. Riley Principal Capital will be used for working capital and general corporate purposes, including to fund acquisitions.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering (with certain limited exceptions) into a “Variable Rate Transaction,” as defined in the Purchase Agreement. A Variable Rate Transaction includes, among other things, a transaction in which the Company (i) issues any equity or debt securities that are convertible into additional Ordinary Shares either (A) at a conversion price that is based upon and/or varies with the trading prices of the Ordinary Shares at any time after the initial issuance of such equity or debt securities or (B) with a conversion price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (ii) enters into an “equity line of credit” or “at the market offering” or other continuous offering or similar offering of Ordinary Shares, whereby the Company may sell Ordinary Shares at a future determined price.

B. Riley Principal Capital has agreed that none of B. Riley Principal Capital, its officers, its sole member or any entity managed or controlled by B. Riley Principal Capital or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Ordinary Shares or hedging transaction that establishes a net short position in the Ordinary Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the date of the Commencement, (ii) the date on which B. Riley Principal Capital shall have purchased from the Company under the Purchase Agreement Ordinary Shares for an aggregate gross purchase price equal to the Total Commitment, (iii) the date on which the Ordinary Shares shall have failed to be listed on Nasdaq for a period of one (1) Trading Day, (iv) the thirtieth (30th) trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving the Company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of the Company’s property or the Company makes a general assignment for the benefit of creditors. The Company has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to B. Riley Principal Capital. B. Riley Principal Capital will also have the right to terminate the Purchase Agreement, at no cost or penalty, upon five (5) trading days’ prior written notice to the Company, if certain events occur or conditions are not met, including if the Business Combination has not occurred prior to June 30, 2022 or the Initial Registration Statement is not filed or has not been declared effective by the specified deadlines in the Registration Rights Agreement. The Company and B. Riley Principal Capital may also agree to terminate the Purchase Agreement by mutual written consent. Neither the Company nor B. Riley Principal Capital may assign or transfer its respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the Company or B. Riley Principal Capital from and after the date that is one (1) trading day immediately preceding the date on which the Initial Registration Statement is initially filed with the SEC.

As consideration for B. Riley Principal Capital’s commitment to purchase Ordinary Shares at the Company’s direction upon the terms and subject to the conditions set forth in the Purchase Agreement, on the trading day immediately following the Closing Date, the Company will issue the number of Ordinary Shares to B. Riley Principal Capital equal to the quotient obtained by dividing (a) the product of (i) 0.0075 and (ii) the Total Commitment at the Closing (which will be fixed at such time by an amendment to the Purchase Agreement on or prior to the Closing Date), by (b) the VWAP of the Ordinary Shares for the full primary (or “regular”) trading session on Nasdaq on the trading day immediately preceding the Closing Date.

Waiver of Regulatory Approvals Closing Condition

SPAC, with the consent of Swvl, initially filed an application with the Competition Commission of Pakistan (the “CCP”) on January 17, 2022 (the “Application”) for approval to consummate the Business Combination. Approval of the Application by the CCP is necessary to satisfy the closing condition in the Business Combination Agreement requiring approval of any relevant government authorities. The Company currently expects that additional time will be required to obtain the approval of the CCP and such approval may not be received prior to the vote of the SPAC shareholders to approve the Business Combination Agreement. In the event the CCP’s approval of the Application is not received prior to the vote of the SPAC shareholders, the Company, Swvl and SPAC expect to waive this closing condition and agree, subject to the satisfaction of all other closing conditions, to proceed with the consummation of the Business Combination.

The Company, Swvl and SPAC do not believe that the Business Combination raises substantive competition considerations in Pakistan, nor do they believe that waiving this closing condition and proceeding with consummation of the Business Combination is likely to result in material adverse consequences. However, there can be no assurance that the CCP would not choose to challenge the Business Combination and/or seek financial penalties or behavioral or other remedies, any of which could result in a material adverse effect on the combined business.

Pre-funding of Certain PIPE Subscription Commitments

On March 22, 2022 and March 23, 2022, Memphis Equity Ltd., VNV (Cyprus) Limited and DiGame Africa, three Initial PIPE Investors who are current shareholders of Swvl Inc., purchased $5.3 million of exchangeable notes of Swvl, effectively pre-funding their subscription commitment. At the Company Merger Effective Time, such exchangeable notes will be automatically exchanged for Holdings Common Shares A at an exchange price of $9.50 per share. Upon the issuance of such exchangeable notes, each such Initial PIPE Investor’s subscription was reduced by the amount of the issued exchangeable notes, resulting in the reduction of such Initial PIPE Investors’ subscriptions to $0 and the termination of such subscriptions. As a result, the amount expected to be funded at the Company Merger Effective Time pursuant to the PIPE Subscription Agreements was reduced from $55.0 million to $49.7 million.